SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

JENNIFER CONVERTIBLES, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JENNIFER CONVERTIBLES, INC.
417 Crossways Park Drive
Woodbury, New York 11797
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 9, 2010
_________________

Dear Stockholders:

     The 2010 Annual Meeting of Stockholders of Jennifer Convertibles, Inc. will be held at the Holiday Inn, 215 Sunnyside Blvd., Plainview, New York 11803 at 10:00 a.m., Eastern Time on Tuesday, February 9, 2010, for the following purposes:

1.	To elect a Board of Directors to serve until the 2011 Annual Meeting of Stockholders;

2.	To ratify the appointment of Eisner LLP as our independent registered public accountants for the fiscal year ended August 28, 2010;

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders are invited to attend the meeting. Stockholders of record at the close of business on December 14, 2009, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.

     Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. A complete list of our stockholders as of the record date will be open to examination by any stockholder for any purpose germane to the meeting during ordinary business hours on or after January 29, 2010 at our principal executive offices, 417 Crossways Park Drive, Woodbury, New York, and at the place of the meeting, and will be available for inspection during the meeting by any stockholder in attendance. Our transfer books will not be closed.

     The foregoing items of business are more fully described in the proxy statement that is attached hereto and a part of this notice.

      The Board of Directors unanimously recommends that you vote FOR all of the proposals.

By Order of the Board of Directors

/s/ Harley J. Greenfield

Harley J. Greenfield
Chairman and Chief Executive Officer

December 28, 2009
Woodbury, New York

JENNIFER CONVERTIBLES, INC.
417 Crossways Park Drive
Woodbury, New York 11797
_________________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
_________________

February 9, 2010

INTRODUCTION

     This proxy statement and the accompanying proxy is furnished in connection with the solicitation by the Board of Directors of Jennifer Convertibles, Inc., a Delaware corporation (sometimes referred to in this proxy statement as the “Company” or “Jennifer Convertibles”), of proxies for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Holiday Inn, 215 Sunnyside Blvd., Plainview, New York 11803 at 10:00 a.m., Eastern time, on February 9, 2010, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. We intend to mail this proxy statement and the accompanying proxy card on or about December 31, 2009 to all stockholders entitled to vote at the Annual Meeting. The Annual Report to Stockholders for the fiscal year ended August 29, 2009 is being mailed with this proxy statement, but does not constitute a part hereof.

     Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 9, 2010. The proxy statement and annual report to security holders are available at www.proxyvote.com.

VOTING PROCEDURES AND SOLICITATION

YOUR VOTE IS IMPORTANT

     Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card. Your prompt voting may save us the expense of following up with a second mailing. A return envelope (postage paid if mailed in the United States) is enclosed for that purpose.

METHODS OF VOTING

     Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for, against or abstain with respect to the ratification of the appointment of our independent registered public accountant proposal. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company LLC, or you have stock certificates registered in your name, you may vote:

  By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

  In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

     If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

REVOKING A PROXY

     You may revoke your proxy by:

  signing and returning another proxy card at a later date;

  sending written notice of revocation to the Secretary at our offices, located at 417 Crossways Park Drive, Woodbury, NY 11797; or

  informing the Secretary and voting in person at the meeting.

     To be effective, a later-dated proxy or written revocation must arrive at our corporate offices before the start of the meeting.

PROXY SOLICITATION

     We are soliciting the enclosed proxy card on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our directors, officers and employees may solicit proxies by telephone or fax. We will pay these directors, officers and employees no additional compensation for these services.

     Pursuant to the new rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our beneficial owners. All beneficial owners will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, the beneficial owners may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

RECEIVING MORE THAN ONE PROXY CARD

     You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name.

HOW PROXY CARDS ARE VOTED

     The proxy holders named on the proxy card are Harley J. Greenfield, our Chairman and Chief Executive Officer, and Rami Abada, our President, Chief Financial Officer, Chief Operating Officer and a director. The proxy holders will vote shares according to the stockholder instructions on the proxy card. If a signed proxy card does not contain instructions, then the proxy holders will vote the shares FOR the election of the director nominees listed on the card; FOR ratifying the appointment of Eisner LLP as our independent registered public accountants for the fiscal year ending August 28, 2010; and in their discretion, on any other business that may properly come before the meeting.

QUORUM AND VOTES REQUIRED

     A majority of the votes of outstanding shares of common stock represented at the Annual Meeting in person or by proxy constitutes a quorum. Abstentions and broker non-votes will count towards the quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item, and has not received instructions from the beneficial owner.

     Directors are elected by a plurality of votes cast, so the five nominees receiving the most votes will be elected. Stockholders who do not wish to vote for one or more of the individual nominees may withhold authority as directed in the proxy card. Abstention and broker non-votes will count neither for nor against election. Brokerage firms do not have the authority to vote unvoted shares.

     The proposal to ratify the appointment of the independent registered public accountants for the fiscal year ending August 28, 2010 requires the affirmative vote of a majority of shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Because abstentions are treated as shares present or represented and entitled to vote, abstentions with respect to this proposal will have the same effect as a vote against the proposal. Brokerage firms have the authority to vote unvoted shares. Broker non-votes are not deemed to be present and represented and entitled to vote, and therefore will have no effect on the outcome of the vote.

VOTING RIGHTS, SHARES OUTSTANDING AND VOTES PER SHARE

     Holders of common stock at the close of business on the record date of December 14, 2009 (the “Record Date”) are entitled to one vote at the meeting.

     As of the close of business on December 14, 2009, there were 7,073,466 shares of common stock outstanding.

     Each share of common stock is entitled to one vote.

     You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting.

CONFIDENTIALITY

     We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

     In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

     We will deliver promptly upon written or oral request a separate copy of our annual report and proxy statement or Notice to any shareowner who received these materials at a shared address. To receive a separate copy, please write Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, USA or call 1-800-542-1061.

     If you are a holder of record and would like to revoke your householding consent and receive a separate copy of our annual report and proxy statement or Notice in the future, please contact Broadridge Financial Solutions, Inc. (Broadridge), either by calling toll free at +1-800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, USA. You will be removed from the householding program within 30 days.

DISSENTERS’ RIGHTS

     Under Delaware law, stockholders are not entitled to dissenters’ rights on any proposal referred to herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock by (a) each person who is known to us to be the owner of more than five percent of our common stock, (b) each of our directors, (c) each of the named executive officers, and (d) all directors and executive officers and executive employees as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of December 14, 2009 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 7,073,466 shares of common stock outstanding on December 14, 2009.

	Amounts and Nature of		Percent of Class
Name and Address of Beneficial Owner	Beneficial Ownership (1)		(%)
Harley J. Greenfield (2)	1,598,324	(3)	19.1
Edward B. Seidner (2)	830,383	(4)	11.6
Estate of Fred J. Love (2)	385,662	(5)(6)	5.4
Jara Enterprises, Inc. (a related company) (2)	93,579	(6)	1.3
David A. Belford (7)	394,000	(7)	5.6
Kenneth S. Grossman (8)	398,500	(8)	5.5
M. Shanken Communications, Inc. (9)	680,571	(9)	9.6
Edward G. Bohn (10)	104,500	(10)	1.5
Kevin J. Coyle (11)	111,250	(11)	1.6
Leslie Falchook (12)	27,600	(12)	0.4
Rami Abada (2)	568,801	(13)	7.6
Kevin Mattler (2)	30,000	(14)	0.4
Hans J. Klaussner and Klaussner Furniture Industries, Inc. (15)	943,230	(15)	11.8
Mark Berman (2)	98,000	(16)	1.4
Nissan Aboodi (17)	625,500	(17)	8.8
All directors and executive officers and executive employees as a
group (eight (8) persons) (2)(10)(11)(12)(14)(16)	3,368,858	(3)(4)(10)(11)	36.6
		(12)(13)(14)(16)
____________________

(1)	All of such shares are owned directly with sole voting and investment power, unless otherwise noted below.

(2)	The address of Messrs. Greenfield, Abada, Seidner, Mattler and Berman is c/o Jennifer Convertibles, Inc., 417 Crossways Park Drive, Woodbury, New York 11797. The address of the estate of Fred J. Love and Jara Enterprises, Inc. is 190-10 Northern Blvd., Flushing, New York 11358. Mr. Greenfield and the deceased Mr. Love were brothers-in-law.

(3)	Includes (a) 297,329 shares of common stock, (b) 300,000 shares of common stock underlying options to acquire convertible preferred stock granted to Mr. Greenfield by Klaussner and (c) 1,000,995 shares issuable upon currently exercisable options. See “Executive Compensation.”

(4)	Includes (a) 730,383 shares of common stock and (b) 100,000 shares issuable upon the exercise of currently exercisable options. See “Executive Compensation.”

(5)	Includes (a) 93,579 shares of common stock owned by a related company of which the estate of Mr. Love has sole voting and dispositive power and (b) 292,083 shares of common stock owned directly by the estate of Mr. Love.

(6)	All of the shares are beneficially owned by the estate of Mr. Love, the sole stockholder of a related company, of which, Jane Love, Mr. Greenfield’s sister, is currently serving as the Interim President. Includes shares of our common stock owned by three of such related company’s wholly owned subsidiaries.

(7)	The address of David A. Belford is 2097 S. Hamilton Road, Suite 200, Columbus, Ohio 43232. The information is based upon a Schedule 13D/A filed by such person on April 20, 1998.

(8)	Includes (a) 248,500 shares of common stock and (b) 150,000 shares issuable upon the exercise of currently exercisable warrants. The address of Kenneth S. Grossman is 18 Norfolk Rd., Great Neck, New York 11020. The information is based upon a Schedule 13G filed by such person on April 22, 2005.

(9)	The address of M. Shanken Communications, Inc. is 387 Park Avenue South, New York, New York 10022. The information is based upon a Schedule 13G filed by such person on January 18, 2008.

(10)	Includes (a) 4,500 shares of common stock and (b) 100,000 shares issuable upon the exercise of currently exercisable options. The address of Edward G. Bohn is c/o 417 Crossways Park Drive, Woodbury, New York 11797.

(11)	Includes (a) 11,250 shares of common stock and (b) 100,000 shares issuable upon the exercise of currently exercisable options. The address of Kevin J. Coyle is c/o 417 Crossways Park Drive, Woodbury, New York 11797.

(12)	Includes 27,600 shares of common stock. The address of Leslie Falchook is c/o 417 Crossways Park Drive, Woodbury, New York 11797. See “Executive Compensation.”

(13)	Includes (a) 118,801 shares of common stock and (b) 450,000 shares issuable upon the exercise of currently exercisable options. See “Executive Compensation.”

(14)	Includes 30,000 shares issuable upon the exercise of currently exercisable options. See “Executive Compensation.”

(15)	Includes (a) 924,500 shares underlying convertible preferred stock in connection with Klaussner’s $5,000,000 investment and (b) 18,730 shares issuable upon the exercise of currently exercisable options. Based on information contained in the Schedule 13D filed by Klaussner and its owner, Hans J. Klaussner, Mr. Klaussner is the sole stockholder of the parent company of Klaussner and, accordingly, may be deemed the beneficial owner of the shares owned by Klaussner. The principal address of Klaussner is 405 Lewallen Street, Asheboro, North Carolina 27203. Hans J. Klaussner’s address is 7614 Gegenbach, Germany. The information is based upon a Schedule 13D filed by such group on December 15, 2004.

(16)	Includes (a) 27,000 shares of our common stock held directly by Mr. Berman; (b) 16,000 shares of our common stock held by Mr. Berman’s wife; (c) 2,000 shares of our common stock held under a Money Purchase Keogh f/b/o Mark Berman by CWAI Consultants Corp.; (d) 3,000 shares of our common stock held under a Profit Sharing Keogh f/b/o Mark Berman by CWAI Consultants Corp.; and (e) 50,000 shares issuable upon the exercise of currently exercisable options.

(17)	Includes (a) 460,000 shares of our common stock held by Navon VII LLC of which Mr. Aboodi has shared voting and dispositive power and (b) 165,500 shares of common stock held under Delaware Charter G&T Co TR Nissim Aboodi of which Mr. Aboodi has shared voting and dispositive power. Based on information contained in the Schedule 13G filed by the aforementioned entities and Nissan Aboodi, Mr. Aboodi is deemed the beneficial owner of the shares owned. The principal address of Nissan Aboodi is 1700 Broadway – 17th Floor, New York, NY 10019. The information is based upon a Schedule 13G filed by such person on February 12, 2008.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

     Our Certificate of Incorporation and Bylaws provide for our business to be managed by or under the direction of the Board of Directors. Under our Certificate of Incorporation and Bylaws, the Board of Directors fixes the number of directors from time to time. The Board of Directors currently consists of five members. Directors are elected for a period of one year and thereafter serve, subject to the Bylaws, until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position(s) with the Company
Harley J. Greenfield	65	Director, Chairman of the Board and Chief Executive Officer
Edward G. Bohn	64	Director
Kevin J. Coyle	65	Director
Rami Abada	50	Director, President, Chief Operating Officer and Chief Financial Officer
Mark L. Berman	46	Director

     Our Board of Directors has determined that the following members of the Board qualify as independent directors under the definition promulgated by the NYSE Alternext: Edward G. Bohn, Kevin J. Coyle and Mark Berman. None of the members of our Board serve as Board members for any other public companies.

Harley J. Greenfield

     Mr. Greenfield has been our Chairman of the Board and Chief Executive Officer since August 1986 and was our President from August 1986 until December 1997. Mr. Greenfield has been engaged for more than 35 years in the furniture wholesale and retail business and was one of the co-founders of the related company that established the Jennifer Convertibles concept in 1975. Mr. Greenfield is a member of the New York Home Furnishings Association.

Edward G. Bohn

     Mr. Bohn has been a member of our Board of Directors since February 1995. In March 2001, Mr. Bohn was appointed Chief Financial Officer of Nova Corp., a company that constructs and manages the construction of data centers serving the telecommunications (Internet) industry both domestically and internationally, after having been a director and consultant since December 1999. Since September 1994, he has also operated as an independent consultant in financial and operational matters. He was a Director of Nuwave Technology, Inc., a video enhancement firm, from July 1995 to September 2003. From January 1983 to March 1994, Mr. Bohn was employed in various capacities by Emerson Radio, including from March 1993 to March 1994, as Senior Vice President-Special Projects; and from March 1991 to March 1993, as Chief Financial Officer and Treasurer/Vice President of Finance. Prior to March 1991, he was Vice President of Finance and Treasurer. Prior to Emerson Mr. Bohn held positions as an Officer and Assistant Controller of Jersey Central Power and Light, was Coordinator of Internal Auditing for the GPU System, controller of a multi million dollar food manufacturing company, and held various positions in a public accounting firm. He has a B.S. from Fairleigh Dickinson University and is a Member of New Jersey State Society of Certified Public Accountants.

Kevin J. Coyle

     Mr. Coyle was appointed as a member of our Board of Directors in February 1995. Mr. Coyle has been a certified public accountant specializing in litigation support since 1972. From January 2000 to July 2004, Mr. Coyle served as the Chief Financial Officer of Fresh Direct LLC, a company that sells perishable food products directly to consumers over the Internet. In July 2004, Mr. Coyle retired from Fresh Direct and has resumed his specialization in litigation support. Mr. Coyle graduated from Queens College with a B.S. in accounting and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Rami Abada

     Mr. Abada became our President and a member of our Board of Directors in December 1997, has been our Chief Operating Officer since April 1994 and became our Chief Financial Officer in September 1999. Mr. Abada was our Executive Vice President from April 1994 to December 1997. Prior to joining us, Mr. Abada had been employed by a related company since 1982.

Mark L. Berman

     Mr. Berman was appointed a member of our Board of Directors in May 2003. Mr. Berman is currently the Managing Partner of MB Family Advisors, LLC, an investment firm he founded in 2008 to manage investment portfolios across asset class (e.g., long only equities, fixed income, hedge funds, managed accounts, private equity, distressed investing, real estate etc.). Mr. Berman also acts as the Managing Partner of the MB Dislocation Opportunity Fund, a distressed credit fund of hedge funds. During 2006-07, Mr. Berman was Co-CEO of Laundry Capital, LLC, a specialty retail holding company that owns and operates the largest (by revenue) chain of laundry superstores in the U.S., and was (and remains) a Managing Partner of WRB Capital Group, LLC, a real estate and alternative investment firm. From March 2002 through August 2005, Mr. Berman was Managing Partner of Liquid Realty Partners, an investment firm managing $160 million in institutional equity capital that managed a private equity fund-of-funds specialized in acquiring limited partnership interests in the secondary market. In 1994, Mr. Berman co-founded Trinad Partners, Inc., a boutique merchant-banking firm, where he focused on mid-market leveraged buyout and growth equity investments. Prior to that, Mr. Berman was an M&A attorney with Skadden, Arps, Slate, Meagher & Flom. Mr. Berman has a J.D. from New York University School of Law and a B.S. in Business Administration from the State University of New York at Albany.

THE BOARD AND ITS COMMITTEES

Committees and Meetings

     Our directors are elected at the Annual Meeting and hold office until their successors are elected and qualified. Our officers are appointed by the Board of Directors and serve at the pleasure of the Board of Directors.

     Board of Directors Meeting Attendance. The Board of Directors held fifteen meetings during the 2009 fiscal year. None of the directors attended fewer than 75% of the number of meetings of the Board of Directors or any committee of which he is a member held during the period in which he served as a director or committee member, as applicable. The Board of Directors has adopted a policy pursuant to which each member of the Board of Directors is strongly encouraged to attend each annual meeting of our stockholders. All of the directors who had been serving on our Board of Directors at the time of our 2009 annual meeting of stockholders attended such annual meeting.

     Compensation and Option Committee. During the fiscal year ended August 29, 2009, our Compensation Committee held two meetings. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee currently has three members, Edward Bohn (Chairman), Kevin Coyle and Mark Berman. The principal executive officer and principal financial officer recommend compensation for all other executive officers and for other key employees. This recommendation is presented to the Compensation Committee. The role of the Compensation Committee is to evaluate these recommendations and present them to the Board of Directors. The Compensation Committee also has the role of determining the compensation for the principal executive officer and the principal financial officer and to review, approve and make recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. However, the Board of Directors makes the final determination of the salary and bonus of the executive officers and key employees. In addition, the Compensation Committee administers our 2003 Stock Option Plan and 2006 Equity Incentive Plan, which includes the authority to make grants of stock options, and restricted and unrestricted stock awards to employees, consultants and directors. Messrs. Bohn, Coyle and Berman qualify as independent directors under the definition promulgated by the NYSE Alternext.

     Audit Committee. The Board of Directors has a separately designated standing Audit Committee that consists of Mark Berman, Edward Bohn (Chairman) and Kevin Coyle. During the fiscal year ended August 29, 2009, the Audit Committee held seven meetings. The Board of Directors has adopted and amended a written charter for the Audit Committee. Pursuant to our written Audit Committee Charter, the Audit Committee is empowered to retain and terminate the services of our independent registered public accountants and review the independence of such registered public accounting firm. The Audit Committee also reviews financial statements, the scope and results of annual audits and the audit and non-audit fees of the independent registered public accountants. Furthermore, the Audit Committee reviews the adequacy of our internal controls and procedures, the structure of our financial organization and the implementation of our financial and accounting policies, and monitors our transactions with the related company. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and the NYSE Alternext, as such standards apply specifically to members of audit committees. The Board has determined that each of Messrs. Bohn and Coyle is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

     Nominating and Governance Committee. Our Nominating and Governance Committee (the “Nominating Committee”) has three members, Mark Berman, Edward Bohn (Chairman) and Kevin Coyle. The Nominating Committee did not hold any meetings during the fiscal year ended August 29, 2009. All members of the Nominating Committee qualify as independent directors under the definition promulgated by the NYSE Alternext.

     The Board of Directors has adopted a written charter for the Nominating Committee. Pursuant to the Nominating Committee charter, the Nominating Committee’s role is to make recommendations to the full Board of Directors as to the size and composition of the Board of Directors and to make recommendations as to particular nominees. The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. As set forth in the Nominating Committee Charter, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2011 Annual Meeting of Stockholders, it must follow the procedures described under the heading “Stockholder Proposals.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating Committee, it should submit any pertinent information regarding the candidate to the members of the Nominating Committee by mail at 417 Crossways Park Drive, Woodbury, New York 11797.

     Monitoring Committee. Our Monitoring Committee has two members, Edward Bohn and Kenneth S. Grossman. During the fiscal year ended August 29, 2009, the Monitoring Committee held three meetings. The role of the Monitoring Committee is to make recommendations to the full Board of Directors as to any new related party transaction or modification of any previously existing related party relationship, which would require public disclosure and the approval from the full Board of Directors. Consistent with the Company’s Certificate of Incorporation, the Board of Directors shall first seek the approval of the Monitoring Committee for the transaction or modification. If the Board of Directors approves the transaction or relationship without the approval or modification of the Monitoring Committee, the absence of such approval will be reported by the Company in the document containing the public disclosure.

     A copy of the Compensation Committee, Audit Committee, Nominating Committee and Monitoring Committee charters are available on our website at http://www.jenniferfurniture.com.

Stockholder Communications to the Board

     Generally, stockholders who have questions or concerns should contact our investor relations firm, Radcliffe & Associates, at 212-605-0201. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions to the non-employee Board members via e-mail at boardofdirectors@jenniferfurniture.com.

Executive Officers

     The following table sets forth certain information regarding our executive officers who are not also directors. These executive officers are at will employees.

Name	Age	Position
Edward B. Seidner	57	Executive Vice President
Kevin Mattler	51	Sr. VP - Store Operations
Leslie Falchook	49	Sr. VP - Administration

Edward B. Seidner

     Mr. Seidner became a member of our Board of Directors in August 1986 and served until November 9, 2004. He has been our Executive Vice President since September 1994. From 1977 until November 1994, Mr. Seidner was an officer and a director of the related company. Mr. Seidner has been engaged for more than 30 years in the furniture wholesale and retail business. Mr. Seidner is a member of the New York Home Furnishings Association.

Leslie Falchook

     Mr. Falchook, age 49, has been one of our Vice Presidents since September 1986. Mr. Falchook is primarily involved with our internal operations. Prior to joining us, Mr. Falchook had been employed by the related company since 1982.

Kevin Mattler

     Mr. Mattler, age 51, became our Vice President of Store Operations on April 12, 1994 and has been with us since 1988. Mr. Mattler is involved with, and supervises, the operation of our stores and, during his tenure with us, Mr. Mattler has been involved in all facets of our operations. Prior to joining us, Mr. Mattler had been employed by the related company since 1982.

     The officers serve at the discretion of the Board of Directors and there are no family relationships among the officers listed and any of our directors.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

     The objective of the Company is to establish a compensation policy for executives designed to (i) enhance the profitability of the Company and increase stockholder value, (ii) reward executive officers for their contribution to the Company’s growth and profitability, (iii) recognize individual initiative, leadership, achievement, and other contributions and (iv) provide competitive compensation that will attract and retain qualified executives.

     To establish this relationship between executive compensation and creation of stockholder value, the Compensation and Option Committee has adopted a total compensation package comprised of base salary, annual bonus and equity compensation. Key elements of the compensation philosophy are:

  Maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals.

  Provide significant equity-based incentives for executives to ensure that they are motivated over the long-term to respond to our business challenges and opportunities as owners and not just as employees.

     Determining Executive Compensation The salary and bonus of each of our principal executive officer and principal financial officer is governed by the terms of pre-existing employment agreements with each of these individuals. With respect to the compensation of the other named executives, the principal executive officer and principal financial officer review the extent to which these executives are serving our strategy and financial needs, as determined by board of directors annually, the performance of each named executive officer and our financial condition in determining salary, bonus and equity compensation for the coming year and makes recommendations to the Compensation Committee. The Compensation Committee determines equity compensation for the principal executive officer and principal financial officer without input from any other individuals. The Company does not use benchmarks for determining the compensation for our principal executive officer, principle financial officer and any other named executive officers.

     Base salary. Each named executive officer receives a salary based on the executive’s experience, qualifications and performance. The principal executive officer and principal financial officer annually review each named executive officer’s base salary. Among the factors taken into consideration are (1) individual and corporate performance, (2) levels of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices. With respect to the principal executive officer and principal financial officer, the Compensation Committee adheres to the terms of their respective employment agreements in its determination of the base salaries of these individuals.

     Annual bonus. In addition to the base salary, the Compensation Committee may reward named executive officers each year for the achievement of financial or operational goals. The Compensation Committee decisions with respect to cash bonuses also take into account our liquidity and capital resources at the time.

     Our principal executive officer and principal financial officer each receive the following annual bonus in accordance with their pre-existing employment agreements:

(i)

A lump sum cash payment, payable on or around January 10 following the end of each fiscal year equal to 2.5% of EBITDA (net income before interest, taxes, depreciation and amortization expense, determined (A) by the Company’s auditors in accordance with generally accepted accounting principles and (B) prior to payment of the annual bonus) in respect of such fiscal year; and

(ii)

A lump sum cash payment, payable on or around January 10 following the end of each fiscal year, equal to the product of (A) the excess, if any, of (1) the aggregate revenues in respect of such fiscal year of (a) the Company, (b) any partnership in which the Company is the general partner, (c) any licensee of the Company and (d) Jara Enterprises (the “Related Company”), over (2) $142 million and (B) 0.001. For purposes of clarification, the amount payable in accordance with this annual bonus shall equal $1,000 for each $1,000,000 in revenue of the entities in excess of $142,000,000.

     In no event shall these amounts be paid unless we have positive cash flow in accordance with generally accepted accounting principles, adjusted for borrowing for our growth.

     Equity Compensation. The Compensation Committee also grants options pursuant to our 2006 Equity Incentive Plan. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of all options granted is at least 100% of the fair market value of our common stock on the date of grant. Recipients receive value from these grants only if the common stock appreciates over the long-term. In determining persons who receive options and the number of shares of common stock to be covered by each option, the Compensation Committee considers the person’s position, responsibilities, service, accomplishments, present and future value to us, the anticipated length of his or her future service and other relevant factors.

     Fiscal Year 2009 Compensation. During the fiscal year ended August 29, 2009, we continued compensation under our employment agreements with Mr. Greenfield and Mr. Abada. There were no cost of living increases given during August 2009. Mr. Greenfield voluntarily agreed to reduce his annual salary by $300,000 effective December 28, 2008 in connection with the Company’s cost cutting program. Since there remain a significant number of outstanding stock options unexercised during fiscal year 2009, we did not make any equity grants to any employees or officers.

     We paid a cash bonus to one named executive officer during fiscal 2009 as set forth in the Summary Compensation Table in this proxy statement. Mr. Mattler’s bonus was based on the following:

(1)

1/10 of 1% of the Company’s current fiscal year net income before any deferred tax adjustments as set forth in the Company’s Form 10-K for fiscal 2009, not to exceed $25,000 and 1/20 of 1% of net sales (defined as merchandise sales and fabric protection sales sold to customers) of the Company’s Jennifer segment and the Related Company in excess of $142,600,000 up to net sales of $192,000,000. The minimum bonus was set at $15,000 and the maximum bonus was set at $49,700.

(2)	1% of profits of regional home delivery operations during the current fiscal year.

     In accordance with the bonus formulas set forth in their employment agreements, Mr. Greenfield and Mr. Abada during fiscal 2009 did not earn and accrue an annual bonus as set forth in the Summary Compensation Table in this proxy statement.

     Neither Mr. Seidner nor Mr. Falchook are eligible to participate in any bonus plans and did not receive a bonus for fiscal 2009.

     Perquisites and Other Personal Benefits. During the fiscal year ended August 29, 2009, we continued to provide named executive officers with a car allowance, which the Compensation Committee believes is necessary because each named executive officer is required to travel to our various store locations.

Summary Compensation Table

     The following table sets forth compensation earned for the fiscal years ended August 29, 2009, August 30, 2008 and August 25, 2007, to (a) our Chief Executive Officer, (b) our Chief Financial Officer and (c) our three most highly compensated executive officers as of August 29, 2009 whose total annual salary and other compensation exceeded $100,000 (collectively with the Chief Executive Officer and the Chief Financial Officer, the “Named Executive Officers”).

			Non-Equity
			Incentive Plan		All Other
Name and Principal Position	Year	Salary	Compensation		Compensation		Total
Harley J. Greenfield	2009	$329,696	$0		$26,428	(2)	$356,124
Chairman & CEO	2008	$508,599	$0		$25,800	(2)	$534,399
	2007	$486,818	$138,608	(1)	$25,800	(2)	$651,226

Rami Abada	2009	$647,650	$0		$11,700	(2)	$659,350
President, CFO & COO	2008	$626,415	$0		$11,700	(2)	$638,115
	2007	$599,298	$138,608	(1)	$11,700	(2)	$749,606

Edward B. Seidner	2009	$234,615	$0		$10,500	(2)	$245,115
EVP	2008	$305,769	$0		$10,500	(2)	$316,269
	2007	$300,000	$0		$10,500	(2)	$310,500

Kevin Mattler	2009	$151,000	$23,494	(1)	$11,400	(2)	$185,894
Sr. VP - Store Operations	2008	$153,904	$27,531	(1)	$11,400	(2)	$192,835
	2007	$151,000	$29,232	(1)	$11,400	(2)	$191,632

Leslie Falchook	2009	$122,000	$0		$7,800	(2)	$129,800
Sr. VP - Administration	2008	$119,385	$0		$7,800	(2)	$127,185
	2007	$116,000	$0		$7,800	(2)	$123,800
____________________

(1)	As of August 29, 2009, August 30, 2008 and August 25, 2007, respectively, these amounts were accrued, but not yet paid.

(2)	These amounts represent an automobile allowance.

Grants Of Plan-Based Awards In Fiscal Year 2009

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards
		Threshold	Target	Maximum
Name	Grant Date	$	$	$
Harley J. Greenfield	08/15/99	—	$0	—
Rami Abada	08/15/99	—	$0	—
Edward B. Seidner	N/A	N/A	N/A	N/A
Kevin Mattler	12/06/04	$15,000	$27,531	$49,700
Leslie Falchook	N/A	N/A	N/A	N/A

     There were no options grants to our Named Executive Officers during our 2009 fiscal year since there remain a significant number of outstanding stock options unexercised at August 29, 2009.

Employment Agreements

     Messrs. Greenfield and Abada each entered into an employment agreement with us for a five-year period commencing August 15, 1999. Each agreement was automatically renewed for a one-year period on the third and fourth anniversaries of the effective date and shall automatically renew for an additional year on each anniversary thereafter, absent notice of termination by the executive or us. Each agreement includes non-competition, non-solicitation and non-disparagement covenants.

     In consideration for his service as Chief Executive Officer, Mr. Greenfield receives a salary of not less than $400,000 per year, subject to certain cost-of-living increases, and incentive bonuses based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”) and revenues. Mr. Greenfield’s salary increases annually in accordance with the terms of his agreement. Since inception of his employment agreement on August 15, 1999, Mr. Greenfield has received $108,599 in cost-of-living increases (calculated as determined by the Bureau of Labor Statistics in its Consumer Price Index reports). In consideration for his service as Chief Financial Officer, Chief Operating Officer and President, Mr. Abada receives a salary of not less than $400,000 per year for the first three years of his employment term and not less than $500,000 per year thereafter, subject to certain cost-of-living increases, incentive bonuses based on EBITDA and revenues. Mr. Abada’s salary increases annually in accordance with the terms of his agreement. Since inception of his employment agreement on August 15, 1999, Mr. Abada has received $147,650 in cost-of-living increases (calculated as determined by the Bureau of Labor Statistics in its Consumer Price Index reports). Each agreement also provides for annual bonus compensation and participation in all compensation programs that we establish, including participation in our equity plans.

     Effective December 28, 2008, Mr. Greenfield and Mr. Seidner have voluntarily agreed to reduce their annual salaries by $300,000 and $100,000, respectively.

     As set forth in the Compensation Discussion and Analysis above, all bonuses paid to our Named Executive Officers are paid pursuant to predetermined formulas.

Outstanding Equity Awards at 2009 Fiscal Year-End

     The following table shows grants of stock options outstanding on the last day of the fiscal year ended August 29, 2009, including both awards subject to performance conditions and non-performance-based awards, to each of the executive officers named in the Summary Compensation Table.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date
Harley J. Greenfield	167,662	0	$2.25	08/10/10
	300,000	0	$3.52	01/12/11
	300,000	0	$3.90	11/25/12
	233,333	0	$3.52	11/11/14
Rami Abada	150,000	0	$3.52	01/12/11
	300,000	0	$3.90	11/25/12
Edward B. Seidner	100,000	0	$3.52	01/12/11
Kevin Mattler	30,000	0	$3.90	11/25/12
Leslie Falchook	0	0	—	—

     All stock options vest equally over a three-year period beginning from date of grant. On March 9, 2005, the Board of Directors accelerated the vesting of all out of the money stock options in order to avoid the recognition of compensation expense under SFAS 123 (R) with respect to these options.

Option Exercises and Stock Vested in Fiscal Year 2009

     None of our Named Executive Officers exercised any stock options or had any stock that vested during our 2009 fiscal year.

Pension Benefits

     We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

     We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Termination Based Compensation

     We have entered into certain employment agreements that may require us to make payments and/or provide certain benefits to Messrs. Greenfield and Mr. Abada in the event of a termination of employment.

Termination Circumstances

     The employment agreements with each of Messrs. Greenfield and Abada may be terminated under the following circumstances:

        a. Death.

        b. Disability. If, as a result of incapacity due to physical or mental illness, the executive shall have been absent from his duties on a full-time basis (i) for a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, and, in either case, within thirty (30) days after written notice of termination the executive shall not have returned to the performance of his duties on a full-time basis, the Company may terminate the employee’s employment for disability.

        c. Cause. The Company may terminate the executive’s employment for cause upon (i) the willful and continued failure by the executive to substantially perform the executive’s duties with the Company (other than any failure resulting from the executive’s disability or anticipated failure after the issuance of a notice of termination for good reason by the executive after a written demand for substantial performance is delivered to the executive by the Board specifically identifying the manner in which the Board believes that the executive has not substantially performed his duties or (ii) the executive’s conviction for the commission of a felony. For purposes of clause (i) of this definition, (x) no act, or failure to act, on the executive’s part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute, no claim by the Company that cause exists shall be given effect unless the Board establishes, by clear and convincing evidence, that cause exists.

        d. Good Reason. The executive may terminate his employment for good reason in the event of a material breach by the Company of its obligations under the employment agreement, which breach has not been cured within ten (10) days after written notice thereof has been given by executive to the Company specifying the acts or omissions of the Company alleged to give rise to good reason.

Compensation Upon Termination

     The following tables summarize the potential payments to each Named Executive Officer assuming that one of the following events occurs. The table assumes that the event occurred on August 29, 2009, the last day of our fiscal year end.

        a. Death or Disability.

	Earned but Unpaid		Death or Disability
Name	Annual Bonus	One Year Salary	Benefits
Harley J. Greenfield	$0	$525,850	$0
Rami Abada	$0	$647,650	$0

     Upon death or disability of the executive, the Company shall pay to the executive the base salary in effect on the date of termination for the 12-month period following the date of termination, a lump sum cash payment equal to a pro rata portion of the annual bonus and any other death or disability benefits generally available in accordance with the terms and conditions of the various death or disability plans or programs in which the executive was participating as of the date of termination.

        b. Termination by the Company other than for Disability or Cause or by Executive for Good Reason.

	Earned but		Highest annual bonus		Three years
	unpaid annual	Three years	during employment	Three times	health	Three years
Name	bonus	salary	period	annual bonus	benefits	car allowance
Harley J. Greenfield	$0	$1,577,550	$335,650	$0	$8,626	$77,400
Rami Abada	$0	$1,942,950	$335,650	$0	$46,508	$35,100

     Upon the termination of the executive by the Company other than for disability or cause or by the executive for good reason, the Company shall pay to the executive (1) a lump sum cash payment equal to the pro rata bonus, (2) a lump sum cash payment equal to three times the sum of the executive’s base salary and the highest annual bonus earned by the executive during the employment period or, if no annual bonus shall have been earned by the executive as of the date of termination, a lump sum cash payment equal to three times the annual bonus that would have been payable to the executive for the fiscal year in which the date of termination occurs, based upon the Company’s actual performance during such fiscal year, (3) for three years following the date of termination, continuing coverage under all employee welfare benefit plans and programs in which the executive was entitled to participate immediately prior to the date of termination and (4) for three years following the date of termination, the various fringe benefits and perquisites.

        c. By the Company for Cause or by Executive other than for Good Reason.

Earned but Unpaid
Name	Annual Bonus
Harley J. Greenfield	$0
Rami Abada	$0

     Upon the termination of the executive for cause or by executive other than for good reason, the executive is entitled to only a lump sum cash payment of the accrued annual bonus.

     No other Named Executive Officer is entitled to any payment upon a termination of employment for any reason. None of our Named Executive Officers are entitled to any payments upon a change of control of the Company.

DIRECTOR COMPENSATION

     Non-employee directors currently receive a fee of $10,000 per year, plus $500 per meeting attended, which fees amounted to an aggregate of $57,000 in fiscal 2009. In addition, Edward G. Bohn was paid $50,000 in connection with his service as Chairman of the Audit Committee during fiscal 2009. There is no set amount of committee fees paid. Directors are reimbursed for out-of-pocket expenses incurred in connection with their services. Each non-employee director is granted 25,000 options to purchase shares of our common stock when they are elected to the Board. During fiscal 2005, Messrs. Bohn, Coyle and Berman were granted 50,000, 50,000 and 25,000, respectively, options to purchase shares of our common stock at an exercise price of $3.52 per share.

     Kenneth S. Grossman, a non-director, who serves on our Monitoring Committee, was paid $50,000 during fiscal 2009. In addition, pursuant to the Settlement Agreements, as more fully described under “Certain Relationships and Related Transactions”, Mr. Grossman, in consideration for consulting services was paid $50,000 during fiscal 2009.

     The directors realize value from their stock options only when exercised, and only to the extent that the price of our common stock on the exercise date exceeds the price of our common stock on the grant date.

Fiscal Year 2009 Director Compensation Table

     The following table shows the total compensation paid or accrued during the fiscal year ended August 29, 2009 to each of our directors:

	Fees Earned Or
Name	Paid in Cash	Total
Edward G. Bohn	$69,000	$69,000
Kevin J. Coyle	$19,000	$19,000
Mark L. Berman	$19,000	$19,000

Compensation Committee Interlocks and Insider Participation

     During fiscal 2009, none of our officers or employees participated in deliberations of the Board of Directors concerning executive officer compensation. None of our officers or employees serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

Compensation Committee Report

     The Compensation and Option Committee of the Company has reviewed and discussed the Compensation and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Option Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND OPTION COMMITTEE:

Edward G. Bohn, Chairman
Kevin J. Coyle
Mark Berman

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The rules of the Securities and Exchange Commission require us to disclose late filings of reports of stock ownership and changes in stock ownership by our directors, officers and ten percent stockholders. To our knowledge, based solely on our review of (a) the copies of such reports and amendments thereto furnished to us and (b) written representations that no other reports were required, during our fiscal year ended August 29, 2009 all of the filings for our officers, directors, and ten percent stockholders were made on a timely basis.

CORPORATE CODE OF CONDUCT AND ETHICS

     We have adopted a Corporate Code of Conduct and Ethics (the “Code”) that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the Code is posted on our website at http://www.jenniferfurniture.com. Disclosure regarding any amendments to, or waivers from, provisions of the Code that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of the NYSE Alternext.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until November 1994, Harley J. Greenfield, Fred J. Love and Edward B. Seidner, each owned 33-1/3% of a related company, which, together with its subsidiaries, owns or licenses certain stores (the “related company stores”). In November of 1994, Messrs. Greenfield and Seidner sold their interests in the related company for long-term notes and options to purchase shares of our common stock owned by Mr. Love and the related company, which resulted in Mr. Love beneficially owning 100% of the related company. Mr. Love passed away in October 2004 and Jonathan Warner has been appointed as the trustee of Mr. Love’s estate. Jane Love, Mr. Greenfield’s sister, is currently acting as the interim President of the related company. Until April 30, 2005, the related company was responsible for the warehousing for our stores, and the related company stores, and leased and operated the warehouse facilities for such stores. Until December 31, 1993, the related company was also responsible for purchasing and certain advertising and promotional activities for our owned stores, our licensed stores and the related company stores. Effective January 1, 1994, we assumed the responsibility for purchasing and advertising for our stores. The related company is responsible for a share of all advertising production costs and costs of publication of promotional material within the New York area. On November 25, 2009, we terminated a Purchasing Agreement as described more fully below. Until October 28, 1993, a corporation of which Messrs. Greenfield, Seidner and Love each owned 33-1/3% owned the trademarks “Jennifer Convertibles” and “With a Jennifer Sofabed, There’s Always a Place to Stay.” On October 28, 1993, these trademarks were assigned to us from such corporation for nominal consideration, and we agreed to license such trademarks to the related company in New York, as described below. Mr. Love was, and until November 1994, Mr. Seidner was, an executive officer and director of the related company.

     As noted above, in November 1994, Mr. Greenfield and Mr. Seidner sold their interests in the related company in exchange for long-term promissory notes from the related company and options to purchase shares of our common stock that were owned by the related company and Mr. Love. These notes are due in December 2023. Only interest was payable on the notes until December 1, 2001 and, thereafter, principal was payable on a monthly basis through the maturity date. The original aggregate principal amount of the notes is $10,273,204, of which $5,136,602 was owed to Mr. Greenfield and $5,136,602 was owed to Mr. Seidner. The notes bear interest at a rate of 7.5% per annum, although a portion of such interest was deferred for a period of time. During 2005 a portion of the interest was used to purchase our common stock from the related company. Over the past 7 years and 8 months an aggregate of $1,918,052 of principal has been paid and, as of August 29, 2009, the aggregate principal amount of the notes remaining was $8,355,152. During the fiscal year ended August 28, 2004, Mr. Greenfield and Mr. Seidner each received approximately $360,000 in interest on their promissory notes from the related company. On November 21, 2005, Greenfield and Seidner purchased from the related company (through one of its subsidiaries) an aggregate of 200,000 shares (100,000 shares each) of our common stock for an aggregate purchase price of $500,000 ($250,000 each), with such purchase price being set-off and applied to outstanding, unpaid interest owed to Greenfield and Seidner by the related company. The notes are secured by a security interest in the related company’s personal property. Mr. Love’s personal guaranty of the notes was released by Messrs. Greenfield and Seidner in connection with the tentative settlement of the litigation between the related company and us. The options held by Mr. Greenfield and Mr. Seidner to purchase the Jennifer Convertibles common stock owned by the estate of Mr. Love and the related company referred to above were exercisable at a price of $15.00 per share until they expired on November 7, 2004, for an aggregate of 585,662 shares of such common stock, of which 292,831 options were owned by Mr. Greenfield and 292,831 by Mr. Seidner.

     On February 4, 2005, the United States District Court for the Eastern District of New York issued an Order and Final Judgment approving the settlement of certain previously disclosed derivative litigation actions commenced against us and a number of our affiliates and other related parties in December 1994. In connection with the settlement, the court approved a series of agreements (the “Settlement Agreements”) that we entered into with the related company on July 6, 2001, which were designed to settle the derivative actions amongst the related company, certain of our current and former officers and directors, former accounting firms and ourselves. We had been operating under an Interim Operating Agreement designed to implement certain provisions of the Settlement Agreements. Effectiveness of the Settlement Agreements was subject to certain conditions, including the court’s approval. We took the additional steps necessary to consummate the settlement and thereby effectuated the Settlement Agreements on April 30, 2005.

     The material terms of the Settlement Agreements are as follows:

     Pursuant to a Warehouse Transition Agreement, the related company transferred to us the assets related to the warehouse system formerly operated by the related company and we assumed responsibility for the leases and other costs of operating the warehouse. Pursuant to computer hardware and software agreements, we also assumed control of and responsibility for the computer system used in the operations of the warehouse systems and stores while providing the related company with access to necessary services.

     Pursuant to a Warehousing Agreement, we are obligated to provide warehouse services to the related company of substantially the type and quality that the related company formerly provided to us. We originally agreed to receive a fee of (i) 2.5% on the net sales price of goods sold by the related company for up to $27,640,000 in sales and 5% on net sales over $27,640,000, for the first five years of the agreement through April 30, 2010, and (ii) a fee of 7.5% of all net sales by the related company after April 30, 2010. On November 24, 2008, we entered into Amendment No. 5 to the Warehousing Agreement with the related company, which provides that effective January 2009, the warehousing fee will be raised from 2.5% to 7.5% on the net sales price of goods sold by the related company for a one-year period. In addition, during the full term of the agreement, we will receive a fee for fabric protection and warranty services at the rate we were being charged, subject to documented cost increases. On May 8, 2003, the related company and we entered into an Amendment No. 2 to the Warehousing Agreement. The parties agreed to increase the amount we charge to the related company for fabric protection by one third of the increase charged by the related company’s stores to its customers for like services. In turn, the parties agreed that the $600,000 annual payment to be paid to the related company by us at the end of our fiscal years ending August 26, 2006, August 25, 2007 and August 30, 2008 shall be adjusted on an annual basis, upwards or downwards, by $50,000 for each $1,000,000 by which our revenues from the sale of fabric protection and related warranties from all customers, including related company customers exceed, or are less than, $11,000,000. On November 18, 2005, we entered into Amendment No. 3 to the Warehousing Agreement with the related company and the parties agreed to extend the terms of the agreement through August 30, 2008. On August 18, 2008, we entered into Amendment No. 4 to the Warehousing Agreement to further extend the terms effective August 30, 2008 through August 29, 2009. On September 4, 2009, we entered into a sixth amendment to the warehousing agreement further extending the terms effective August 30, 2009 through August 28, 2010. Effective as of November 29, 2009, we transitioned all of our stores to an alternative provider of fabric protection and no longer sell fabric protection to be serviced by the related company. If the related company were no longer able to provide the services previously contracted for, we would, as a matter of customer relations, likely have to pay for and arrange to supply services with respect to such previously sold fabric protection services.

     Pursuant to a Purchasing Agreement, we continued to purchase merchandise for ourselves and the related company on substantially the same terms as our current terms, except that the related company had 85 days after the end of each fiscal month to pay the amounts due. On November 25, 2009, we terminated the Purchasing Agreement. On December 11, 2009, we entered into an agreement effective as of November 27, 2009, pursuant to which sales made on or after November 27, 2009 at the stores owned by the related company will be made on our behalf and the related company will be entitled to compensation equal to 35% of the sales price of the merchandise (excluding home delivery fees and taxes) for making such sales. With respect to sales made by the related company prior to November 27, 2009, the related company is obligated to pay us for the cost of the merchandise the day prior to the date the merchandise is shipped to the customer. The related company is obligated to continue paying for its operational costs, including the costs of its employees at its stores and its store lease costs, and to remit sales taxes on merchandise sold by it. The agreement is terminable by us upon 24 hours notice. As of the current date, we are negotiating with the related company with respect to modification or termination of its remaining agreements.

     We also received, for no cost, the limited partnership interests in limited partnerships currently operating 38 stores. We owned the general partnership interest in such wholly owned limited partnerships. During fiscal 2006, the limited partnerships were dissolved and their assets were transferred on a tax-free basis to subsidiaries of ours. The operations of these stores are currently included in our consolidated financial statements, which are part of our Annual Report on Form 10-K for the fiscal year ended August 29, 2009.

     Under a Management Agreement and License, we are responsible for managing the sales of the related company’s stores so that the stores will be substantially the same as our own stores, provided that, the related company is not obligated to spend more than $25,000 per store or $100,000 in any 12-month period on maintenance and improvements to its stores. If the related company’s sales for the period beginning January 1, 2002 and ending on August 30, 2003 had exceeded $45,358,000, we would have received a management fee of 48% of the excess. Thereafter, if the related company’s sales exceed $27,640,000 in any 12-month period commencing August 31, 2003, we would have received a management fee of 10% of any excess of amounts up to $29,640,000, and 48% of any excess for amounts over $29,640,000 for that 12-month period. On November 18, 2004, the Management Agreement and License, pursuant to which we are required to make such payments to the related company, was amended such that the related company agreed to waive its rights to receive the payments described above during the period commencing January 1, 2005 through August 31, 2007. This waiver also covered any payments during such period in the event that the settlement agreements are approved by the court and become effective during such period. On October 13, 2006, we entered into Amendment No. 4 to Management Agreement and License, pursuant to which any future or prior shortfall payments that may be due to or from the related company were eliminated.

     The related company has agreed to limit the number of its stores in the New York City area to a total of 30, one of which may be a clearance store for the sale of damaged or discontinued merchandise and floor samples. We have the right to open an unlimited number of stores in New York and will pay to the related company a royalty of $400,000 per year, which includes stores already open in New York. On November 18, 2004, the Management Agreement and License, pursuant to which we are required to make such royalty payments to the related company, was amended such that the related company has agreed to waive its rights to receive from us such annual royalty payment during the period commencing January 1, 2005 through April 30, 2005, the date on which court approval was granted.

     Because we may negatively impact the related company’s sales by opening additional stores of our own in New York and because we are managing the related company’s stores, we agreed to pay the related company 10% of the amount by which its net sales were less than $45,358,000 for the period beginning January 1, 2002 and ending on August 30, 2003, provided that, if their net sales had fallen below $42,667,000 for that period, we would have been obligated to pay the related company 15% of the shortfall amount, provided further that, such amounts, together with amounts we paid for advertising if the related company’s sales had dropped below $45,358,000 for the same period, were not to exceed $4,500,000 in the aggregate. Thereafter, we agree to pay the related company 10% of the amount by which their yearly net sales for any period beginning August 31, 2003 were below $27,640,000, provided that, if their yearly net sales fell below $26,000,000, we would pay the related company 15% of such shortfall amount, provided further, that such amounts, together with amounts we might pay for advertising if the related company’s sales drop below $27,640,000, should not, in the aggregate, exceed $2,700,000 in any such 12 month period. On November 18, 2004, the Management Agreement and License, pursuant to which we were required to make such payments to the related company, was amended such that the related company agreed to waive its rights to receive the payments described above during the period commencing January 1, 2005 through August 31, 2007. This waiver also covered any payments during such period in the event that the settlement agreements are approved by the court and become effective during such period. On October 13, 2006, we entered into Amendment No. 4 to Management Agreement and License, pursuant to which any future or prior shortfall payments that may be due to or from the related company were eliminated.

     The related company agreed to contribute $125,750 per month to advertising, provided that such amount would be reduced by the lesser of $80,000 or 1% of our sales in New York (other than sales of leather furniture and sales from six stores in New York that we have owned for many years). On November 24 2008, we entered into Amendment No. 5 to the Management Agreement and License, pursuant to which the related company agreed, for a one year period commencing January 2009, to increase its advertising contribution from $125,750 per month to $150,000 per month, with an elimination of the sales-based reduction, and to contribute an additional $180,000, in three monthly installments of $60,000, beginning on January 15, 2009, for a television advertising campaign. In addition, we eliminated the reductions to the related company’s share of the advertising costs, which reductions were tied to shortfalls in the related company’s net delivered sales.

     The related company has the right to close stores and, if it does, we have the right to purchase them for the cost of the related inventory (typically, approximately $50,000) and, subject to obtaining any necessary landlord’s consent, continue the operations of the stores for our own account.

     The Management Agreement and License expires in 2049 and may be terminated by an arbitrator for material breach. Such agreement also terminates upon purchase by us of the related company’s stores pursuant to the option agreement described below. If terminated for a reason other than a purchase, we would be obligated not to sell furniture other than leather furniture in New York, except in certain counties, and, accordingly, would have to either sell our Jennifer Convertibles stores to the related company, close them or convert them to Jennifer Leather stores.

     Pursuant to an Option Agreement, we will receive the option to purchase the assets relating to the related company’s stores for a period of 10 years beginning on April 30, 2015 at a purchase price starting at $8,125,000, plus the assumption of approximately $5,000,000 in principal of notes due to Messrs. Greenfield and Seidner, and decreasing over the term of the option. As of August 29, 2009, the principal balance on the notes due is an aggregate of approximately $8,355,000. If we exercise the option agreement, the related company will enter into an asset purchase agreement.

     In addition, pursuant to the Management Agreement and License we will be able to open additional stores in New York, will manage the related company’s stores and would be subject to the possibility of having to make payments for periods commencing after January 2002, in respect of any shortfall in the related company’s sales. On November 18, 2004, the Management Agreement and License, was amended such that the related company agreed to waive its rights to receive such shortfall payments during the period commencing January 1, 2005 through August 31, 2007. This waiver also covered any payments during such period in the event that the settlement agreements were approved by the court and become effective during such period. On October 13, 2006, we entered into Amendment No. 4 to Management Agreement and License, pursuant to which any future or prior shortfall payments that may be due to or from the related company, were eliminated.

     As of August 29, 2009, the related company owed to us $4,094,000 for net current charges for fiscal 2009. Under the Settlement Agreements the related company has 85 days to pay for merchandise purchased by us for the related company’s account. In November 2009, the related company defaulted on its payment obligation by not paying the remaining outstanding balance of the receivable due to us as of August 29, 2009 within the 30-day grace period. As a result thereof, we provided an allowance for loss of $947,000 as of August 29, 2009, representing the unpaid balance of the receivable from the related company as of such date after giving effect to payments received through December 11, 2009, and an offset for $400,000 payable to the related company. In addition, in the quarter ended November 28, 2009, we will provide an allowance for loss of approximately $3,000,000 related to increases in the receivable from the related company principally resulting from transfers of inventory and charges for warehousing services and advertising costs in the quarter then ended. Further, effective as of November 27, 2009, the Company has discontinued granting credit to the Related Company.

     A monitoring committee has been established to review, on an on-going basis, the relationships between the related company and us in order to avoid potential conflicts of interest between us. The monitoring committee consists of two persons, Kenneth Grossman, one of the parties objecting to the original settlement between the related company and us, and Edward G. Bohn, a current member of our Board of Directors. The monitoring committee will remain in effect for five years through April 30, 2010.

Additional Matters

     From time to time, the related company and we use the services of Wincig & Wincig, a law firm of which Bernard Wincig, one of our former directors and a stockholder, is a partner. Mr. Wincig and his firm received approximately $99,000 of legal fees from us and $48,000 from the related company during the fiscal year ended August 29, 2009.

     Klaussner Furniture Industries Inc. (“Klaussner”), is one of our suppliers and the owner of the outstanding shares of the Company’s Series A convertible preferred stock. The 6,490 outstanding shares of Series A convertible preferred stock (“Series A Stock”), which are owned by Klaussner, are non-voting, have a liquidation preference of $3,245, do not pay dividends (except if declared on the common stock) and are convertible into 924,500 shares of our common stock. In addition, as long as Klaussner owns at least 10% of our outstanding common stock, assuming conversion, it has the right of first refusal to purchase any common stock or equivalents sold by us at less than $3.51 per share. In connection therewith, and as a result of us granting options to employees to purchase shares of common stock at $2.00 per share, on January 18, 2001, we granted Klaussner an option to purchase 18,730 shares of common stock at an exercise price of $2.00 per share. The option expires in January 2011.

     On December 15, 2004, Klaussner granted to Harley Greenfield options to purchase 2,106 shares of our Series A Preferred Stock, par value $.01, at an exercise price of $712.25 per share. The options are convertible into an aggregate of 300,000 shares of our common stock and expire on November 30, 2009. The options were granted in order to provide Mr. Greenfield with an incentive to remain our Chief Executive Officer.

     As of August 29, 2009, we owed Klaussner $1,255,000 and purchased approximately $4,027,000 of our inventory from Klaussner during fiscal 2009.

     On March 30, 2005, in connection with the settlement of the derivative litigation, we executed a five-year consulting agreement with Kenneth Grossman, a principal stockholder and one of the parties objecting to the original settlement between the related company and us. Pursuant to the agreement, the individual shall perform consulting services including, among other things, providing advice with respect to the operation and financing of our business; assisting us in identifying and communicating with potential market makers and investors; assisting us with strategic planning and capital-raising activities; identifying potential strategic partners; and serves as a member of the monitoring committee. In consideration for his services, the individual is to be paid a fee of $50,000 per annum and was issued a warrant to purchase 150,000 shares of our common stock, at an exercise price of $2.37 per share. The warrant expires ten years from the date of issuance and vests as follows: 50,000 shares upon issuance, 50,000 shares on the first anniversary thereof, and 50,000 shares on the second anniversary thereof. The warrant will become fully vested if the closing price of our common stock exceeds $7.00 per share for five consecutive trading days. On October 30, 2006, the warrants became fully vested since the Company’s common stock exceeded $7.00 for five consecutive days.

PROPOSAL 1: ELECTION OF DIRECTORS

     At the time of the Annual Meeting, the Board of Directors will consist of five incumbent members who are seeking to be elected at the meeting to serve until the next annual meeting or special meeting of stockholders at which a new Board of Directors is elected and until their successors shall have been elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors, unless the stockholder indicates to the contrary on the proxy. Each of the nominees is currently one of our directors.

     The Board of Directors has nominated Harley J. Greenfield, Edward G. Bohn, Kevin J. Coyle, Rami Abada and Mark Berman for election as our directors.

Required Vote

     The approval by a plurality of votes cast is required for the election of directors; therefore, the five nominees receiving the most votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 1 TO ELECT AS DIRECTORS THE FIVE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS IN THIS PROXY STATEMENT.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF EISNER LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

     Our Audit Committee appointed Eisner LLP, independent registered public accountants to audit our financial statements for the fiscal year ending August 28, 2010. The Board of Directors proposes that the stockholders ratify this appointment. Eisner LLP served as our independent registered public accountants for the fiscal years ended August 29, 2009, August 30, 2008 and August 25, 2007. We have requested that a representative of Eisner LLP attend the meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

     The following table presents fees for professional audit services rendered by Eisner LLP for the audit of our annual financial statements for the fiscal years ended August 29, 2009 and August 30, 2008, and fees billed for other services rendered by Eisner LLP during those periods.

	2009	2008
Audit fees (1)	$292,500	$292,500
Audit-related fees (2)	4,500	0
Tax fees	0	0
All other fees	0	0
Total	$297,000	$292,500
____________________

(1)

Audit fees consisted of audit work performed in the audit of our annual financial statements and review of financial statements included in our quarterly reports filed with the Securities and Exchange Commission.

(2)	Audit related fees consisted principally of assistance in connection with SEC filings.

     Policy on Audit Committee Pre-Approval of Audit and
     Permissible Non-audit Services of Independent Registered Public Accountants

     Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

     Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of the following four categories of services to the Audit Committee for approval.

     1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

     2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

     3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

     4. Other Fees are those associated with services not captured in the other categories.

     Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

     The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

     Our Audit Committee pre-approved the retention of Eisner LLP for all audit, audit-related and tax services described above during fiscal 2009.

     In the event that ratification of the appointment of Eisner LLP as our independent registered public accountants is not obtained at the Annual Meeting, the Board of Directors will reconsider its appointment.

Report of the Audit Committee

     We have reviewed and discussed the audited financial statements for the fiscal year ended August 29, 2009 with the Company’s management and have discussed with Eisner LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”. In addition, we have received from Eisner LLP the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and we have discussed with Eisner LLP their independence.

     Based on these reviews and discussions, we recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended August 29, 2009.

SUBMITTED BY THE AUDIT COMMITTEE:

Mark Berman
Edward G. Bohn, Chairman
Kevin J. Coyle

Required Vote

     The approval of a majority of the shares present in person or represented by proxy and entitled to vote, assuming a quorum, at the Annual Meeting, is required for ratification of the appointment of independent auditors and public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2 TO RATIFY THE APPOINTMENT OF EISNER LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING AUGUST 28, 2010.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at our 2011 Annual Meeting of Stockholders must be received at our offices at: Jennifer Convertibles, Inc., 417 Crossways Park Drive, Woodbury, New York 11797, Attention: Secretary, no later than September 2, 2010, for inclusion in our proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable SEC rules and regulations. If we do not receive notice of any matter to be considered for presentation at the Annual Meeting, management proxies may offer discretionary authority to vote on matters presented at the Annual Meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act of 1934.

     If we do not receive notice of any matter to be considered for presentation at the Annual Meeting, although not included in the proxy statement, no earlier than October 17, 2010 and no later than November 16, 2010, management proxies may confer discretionary authority to vote on the matters presented at the Annual Meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act. All stockholder proposals should be marked for the attention of Secretary, Jennifer Convertibles, Inc., 417 Crossways Park Drive, Woodbury, New York 11797.

OTHER MATTERS

     The Board is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of Jennifer Convertibles, Inc.

DOCUMENTS INCLUDED WITH THIS PROXY STATEMENT

WE ARE PROVIDING HEREWITH, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE FISCAL YEAR ENDED AUGUST 29, 2009, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH AND OUR FORM 10-K. IF ANY PERSON RECEIVES THIS PROXY WITHOUT THE FOREGOING DOCUMENTS, THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, UPON A WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED AUGUST 29, 2009, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORTS SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, JENNIFER CONVERTIBLES, INC., 417 CROSSWAYS PARK DRIVE, WOODBURY, NEW YORK 11797, AND THE COMPANY’S TELEPHONE NUMBER AT SUCH OFFICE IS (516) 496-1900 AND IS AVAILABLE AT WWW.PROXYVOTE.COM.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors

Harley J. Greenfield
Chairman and Chief Executive Officer
December 28, 2009

Jennifer Convertibles, Inc. 417 Crossways Park Drive Woodbury,NY 11797
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
		For	Withhold	For All
		All	All	Except
The Board of Directors recommends that you
vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01	Harley J. Greenfield	02 Edward G. Bohn	03 Kevin J. Coyle	04 Rami Abada	05 Mark Berman

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	To ratify the appointment of Eisner LLP as the independent registered public accountants for the company for the fiscal year ending August 28, 2010.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

JENNIFER CONVERTIBLES, INC.
Annual Meeting of Shareholders
February 9, 2010 10:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Jennifer Convertibles, Inc. ("Company") hereby constitutes and appoints Harley J. Greenfield and Rami Abada, and each of them, his true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Holiday Inn, 215 Sunnyside Blvd., Plainview, New York 11803 at 10:00 a.m., Eastern time, on February 9, 2010 or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of the Annual Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

Continued and to be signed on reverse side